Exhibit 10.7

EXECUTION COPY

December 29, 2008

Matthew J. Szulik

c/o Red Hat, Inc.

1801 Varsity Drive,

Raleigh, NC 27606

Dear Matthew:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other agreed changes, Red Hat, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the executive transition agreement dated as of February 28, 2008 by and between the Company and you (the “Agreement”) as follows:

1.	The first sentence of the third paragraph of Section 3(b) of the Agreement is amended by inserting the following at the end before the period:

“, including the restricted stock from which outstanding PSUs were converted pursuant to Executive’s applicable Performance Share Unit Agreement”

2.	including the restricted stock from which outstanding PSUs were converted pursuant to Executive’s Performance Share Unit AgreementSection 19 shall be amended to read as follows:

“Section 409A of the Code.

A. If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of Executive’s death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

B. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

C. Payments with respect to arbitration expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

RED HAT, INC.

By:	/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel

Acknowledged and agreed:

/s/ Matthew J. Szulik
Matthew J. Szulik

Date: December 29, 2008